Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                                               7/25/07
bfinneran@statebankofli.com                                                         (516) 465 - 2251

State Bancorp, Inc. Reports Second Quarter Earnings
and Declares Cash Dividend of $0.15

New Hyde Park, N.Y., July 25, 2007 - State Bancorp, Inc. (NASDAQ – STBC), parent company of State Bank of Long Island, today reported net income for the second quarter of 2007 of $930 thousand versus $3.0 million a year ago. Diluted earnings per common share were $0.06 in the second quarter of 2007 and $0.27 in the comparable 2006 period.  The reduction in net income in 2007 is primarily attributable to the previously announced employee Voluntary Exit Window program, which resulted in a one-time, after-tax charge of $2.2 million ($3.1 million pre-tax) during the second quarter reflecting termination costs associated with program participants. The other primary factor negatively impacting second quarter net income was a reduction in net interest income resulting from a lower net interest margin versus 2006.  Net interest margin improved by 14 basis points to 3.82% when compared to the first quarter of 2007.  Year-to-date net income was $2.7 million, or $0.19 per diluted share, compared to $5.7 million or $0.51 per diluted share in 2006.

Second Quarter Performance Highlights
•	Average loans and leases outstanding increased by 8% to $1.0 billion versus 2006;
•	Average core deposits totaled $961 million or 68% of total deposits in the second quarter of 2007 versus $1 billion or 66% of total deposits in 2006;
•	Provision for loan and lease losses declined by $188 thousand (23%) in the second quarter of 2007 versus 2006 and by $947 thousand (60%) versus the first quarter of 2007;
•	Non-accrual loans and leases totaled $9 million (0.9% of loans and leases outstanding) at June 30 and March 31, 2007 versus $3 million (0.4% of loans and leases outstanding) at June 30, 2006;
•	Net interest margin declined to 3.82% in the second quarter of 2007 from 4.17% in the comparable 2006 period but increased from 3.68% in the first quarter of 2007;

•	Returns on average assets and stockholders’ equity were 0.22% and 3.46%, respectively, in the second quarter of 2007 and 0.70% and 20.36% in 2006, respectively;
•	Tier I leverage capital ratio increased to 7.06% in the second quarter of 2007 versus 4.24% in 2006;
•
Total operating expenses increased by $2.1 million or 16.8% to $14.6 million in the second quarter of 2007 versus 2006, primarily attributable to Voluntary Exit Window program charges of $3.1 million in 2007.  Excluding this non-recurring charge, total operating expenses would have declined by $1.0 million (8.5%) in the second quarter of 2007;

•	Opening of new Manhattan office announced; and
•	Additions to executive management team announced.

Commenting on the 2007 performance, President and CEO Thomas M. O’Brien stated, “The impact of the one-time costs of the Voluntary Exit Window program on the second quarter results was anticipated and previously communicated. Although the cost of the program was not insignificant in the short-term, its long-term benefits will improve both operational and cost efficiencies.
The Company, much like most of the banking industry, continues to be challenged by competitive and economic pressures. Despite these operating challenges, we are encouraged by recent developments taking place within the Company. As recently announced, several additions and promotions were made within our management team. This group of energized, highly knowledgeable, and experienced commercial bankers will be at the forefront in re-engineering our strategic plan and implementing exciting new initiatives over the next several quarters with the goal of producing growth in high-quality loans, increased core deposits and reductions in operating expenses. Additionally, we are enthusiastic about our recently announced branch expansion into the Manhattan market currently scheduled for the fourth quarter of 2007.
As I take the reins of CEO of the Company, our focus will be on increasing our core customer base which includes small and middle-market businesses, professional service firms, and commercial real estate owners, developers and operators by utilizing our key strengths to deliver high-performance banking to them. Recent and future developments will contribute toward execution of that plan. As we carefully expand to build revenue, we will also continue a vigorous focus on the Company’s expense base in order to bring our operating efficiency ratio to a level consistent with those found in high performance peers.  In building this strategy, I must remind our stockholders that 2007 will continue to be transitional in nature and that the positive results of some financial initiatives will not be immediate. There are obviously circumstances when investment must lead revenue production. We remain deeply committed to a strategy focused on delivering superior, responsive service to our customers and building long-term, sustainable earnings and value to our stockholders.”

Earnings Summary for the Quarter Ended June 30, 2007
Net interest income decreased by $1.2 million (down 7.2%) to $15.0 million in the second quarter of 2007 versus 2006 as the result of a 35 basis point decline in the Company’s net interest margin to 3.82% in 2007. The decline in the Company’s net interest margin was due primarily to the interest rate environment prevailing in 2007, characterized by higher short term rates, intense competition on both loan and deposit pricing and relative lack of slope in the yield curve.  Partially offsetting the narrower margin was a 1% increase in average interest-earning assets, primarily loans and leases. Growth in commercial loans, commercial mortgages, and leases resulted in an 8% increase in average loans and leases outstanding to $1.0 billion during the second quarter of 2007 versus 2006.  The average investment portfolio declined by 4% to $516 million in the second quarter, principally due to a decline in government agency securities. Funding the overall growth in interest-earning assets were increases in stockholders equity and average borrowings of $49 million and $126 million, respectively. Borrowings consisted primarily of Federal Home Loan Bank overnight and short-term advances. Average total deposits decreased by $92 million (6%) during the second quarter of 2007 primarily due to reductions in savings deposits and retail CDs. Average core deposit balances (demand, savings, money fund and super NOW deposits) declined by $44 million during the second quarter of 2007 to $961 million at an average cost of 2.02%.
The Company’s fully taxable equivalent (FTE) net interest margin narrowed to 3.82% in the second quarter of 2007 from 4.17% a year ago. This decline resulted from a 43 basis point increase in the Company’s cost of funds, principally due to competitive liability pricing pressure combined with a shift in the funding mix from core deposits to borrowings and CDs. This higher cost of funds was offset somewhat by an 8 basis point increase in the Company’s earning asset yield to a weighted average rate of 7.07% in the second quarter of 2007. The higher asset yield resulted primarily from the impact of higher rates and growth in loans and leases from the comparable 2006 period.  The 14 basis point improvement in net interest margin compared to the first quarter of 2007 resulted from higher asset yields on loans and securities coupled with a 24 basis point reduction in the cost of interest-bearing deposits in the second quarter.
The provision for loan and lease losses decreased by $188 thousand to $627 thousand during the second quarter of 2007 versus 2006 as a result of lower net charge-offs in the second quarter of 2007.

Non-interest income totaled $1.4 million in the second quarters of 2007 and 2006. A reduction in service charges on deposit accounts was largely offset by improvements in Bank Owned Life Insurance income (higher crediting rate in the second quarter of 2007) and other operating income. Service charges on deposits decreased by 12.7% primarily due to reductions in deposit-related fees and overdraft charges resulting from a lower level of chargeable overdrafts in the second quarter of 2007. Other operating income increased by 6.5% during the second quarter of 2007 versus 2006 as the result of growth in several categories, most notably sweep account fees.
Total operating expenses increased by $2.1 million or 16.8% to $14.6 million during the second quarter of 2007 when compared to last year. The primary reason for this increase was a $3.0 million increase in salaries and other employee benefits expenses, partially offset by a $1.3 million reduction in legal expenses. Excluding the impact of the Voluntary Exit Window program, salaries and other employee benefits expenses would have declined by 1.5% in 2007. As reported in the Company’s Form 8-K filing with the Securities and Exchange Commission (“SEC”) on June 5, 2007, the Company announced that eighteen eligible employees with twenty or more consecutive years of service elected to participate in the Voluntary Exit Window program. The participants each received a lump sum cash incentive payment and certain special termination benefits, which resulted in the Company recording a one-time expense of $3.1 million in 2007. The reduction in legal expenses is primarily related to the settlement of the Island Mortgage Network (“IMN”) litigation. As reported in the Company’s Form 8-K filing with the SEC on January 30, 2007, the Company entered into a final settlement agreement with HSA Residential Mortgage Services of Texas (“RMST”) in connection with the previously reported warehouse lender litigation related to IMN. The financial impact of the settlement was recorded by the Company during the fourth quarter of 2006. No IMN-related legal expenses were recorded in the second quarter of 2007. Expenses associated with an appeal of the January 2006 IMN trial verdict are included in the results for 2006 and account for the decrease in legal expenses in the second quarter year-to-year comparison. Occupancy expenses increased by 8.6% due to higher rental, utility and building depreciation costs. Marketing and advertising expenses increased by 31.3% as the result of ongoing corporate branding efforts. Credit and collection costs increased by 31.5% due to higher costs associated with loan collection efforts and increased credit report expenses. Other operating expenses increased by 4.0% to $1.4 million during the second quarter of 2007 principally as the result of a real estate tax refund in 2006 resulting from a successful certiorari proceeding.

Income tax expense decreased by $1.0 million in the second quarter of 2007 versus the comparable period a year ago. The Company’s effective tax rate was 27.5% in the second quarter of 2007 and 31.8% in 2006.

Earnings Summary for the Six months Ended June 30, 2007
Net income for the first six months of 2007 was $2.7 million versus $5.7 million in 2006. A 5.1% reduction in net interest income, lower non-interest income and increases in the provision for loan and lease losses and total operating expenses were the primary factors for the decline in 2007 year-to-date net income.
The $1.6 million reduction in net interest income was due to a 37 basis point decline in the Company’s net interest margin to 3.75% in 2007. The provision for loan and lease losses increased by $794 thousand in  2007 versus the comparable 2006 period as the result of higher net charge-offs and an increase in non-performing assets in 2007. Non-interest income decreased by 4.2% to $2.8 million, principally due to reductions in deposit service charges and other operating income. Total operating expenses increased by $2.0 million in the first half of 2007 compared with 2006. The increase was mainly due to a $4.4 million increase in salaries and other employee benefits expenses, $3.1 million of which was the result of the 2007 Voluntary Exit Window program.  Somewhat offsetting this increase was a reduction of $3.4 million in legal expenses in connection with the IMN litigation in 2007. The Company’s effective tax rate was 30.3% and 31.6% in 2007 and 2006, respectively.

Allowance for Loan and Lease Losses
As of June 30, 2007, the Company’s allowance for loan and lease losses amounted to $16 million or 1.66% of period-end loans and leases outstanding. The allowance as a percentage of loans and leases outstanding was 1.62% at March 31, 2007, 1.67% at December 31, 2006 and 1.74% at June 30, 2006. The allowance as a percentage of non-accrual loans and leases amounted to 192% at June 30, 2007 versus 179% at March 31, 2007, 754% at December 31, 2006 and 479% at June 30, 2006.
Net charge-offs for the second quarter of 2007 and 2006 were $229 thousand and $595 thousand, respectively. As a percentage of average total loans and leases outstanding, these charge-off totals represented 0.09% and 0.26% in 2007 and 2006, respectively. Net charge-offs for the first quarter of 2007 were $1.9 million or 0.79% of total loans and leases outstanding.  Based upon historical trends, inherent risk in the loan and lease portfolio, and the uncertain nature of the current economy, management anticipates incurring loan and lease charge-offs during the normal course of business.

Non-performing Assets
Non-performing assets are defined by the Company as non-accrual loans and leases and other real estate owned (“OREO”). Non-accrual loans and leases totaled $9 million (0.9% of loans and leases outstanding) at June 30, 2007, versus $2 million (0.2% of loans and leases outstanding) at December 31, 2006 and $3 million (0.4% of loans and leases outstanding) at June 30, 2006. The increase in non-accrual loans and leases at June 30, 2007 versus year–end 2006 and June 30, 2006 resulted from the addition of one commercial loan relationship to non-accrual status during the first quarter of 2007. While this long-term relationship had been on the Bank’s internal watch list for deteriorating credit conditions, the borrower abruptly ceased operations at the end of the first quarter of 2007 and subsequently filed for bankruptcy. The Bank is pursuing its secured claims through the bankruptcy court. The Company held no OREO at June 30, 2007, December 31, 2006 or June 30, 2006.

Capital
Total stockholders’ equity was $108 million at June 30, 2007 and $60 million at June 30, 2006. The increase in stockholders’ equity is primarily due to the Company’s sale of 2.25 million shares of its common stock in December 2006, which increased capital by $36 million. The Company currently has outstanding $20 million in trust preferred securities that qualify as Tier I capital. During the first six months of 2007, the weighted average rate on the Company’s trust preferred securities was 8.51% versus 7.94% a year ago. The Company also has $10 million of 8.25% subordinated notes outstanding which qualify as Tier II capital.
The Company’s capital ratios exceed all regulatory requirements at June 30, 2007. State Bank of Long Island’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 7.40%, 10.70% and 11.95%, respectively, at June 30, 2007. Each of these ratios is in excess of the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.
The Company declared a $0.15 per share cash dividend on its common stock during the first six months of 2007, which was paid on April 9 to holders of record as of March 23, 2007.  The Company also recently announced a change to its cash dividend schedule to a quarterly declaration during the first month of each calendar quarter. Since the Company recorded a net loss in 2005 following the issuance of the IMN jury verdict, the quarterly cash dividend has been on an irregular schedule due to advance approvals required from the New York State Banking Department, the Bank’s primary regulator, for the Bank to pay dividends to the Company.  Based on the new dividend schedule, the Board of Directors of the Company declared a cash dividend of $0.15 per share at its July 24, 2007 meeting.  The cash dividend will be paid on September 10, 2007 to stockholders of record on August 17, 2007.
The Company did not repurchase any of its common stock during the first half of 2007. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. (NASDAQ: STBC), is the holding company for State Bank of Long Island, the  largest independent commercial bank headquartered on Long Island.  In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing.  The Bank also maintains a lending facility in Jericho. State Bank has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout Long Island and Queens. The Company maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)

	Three Months		Six Months
	2007	2006	2007	2006
INTEREST INCOME:
Interest and fees on loans and leases	$20,796,748	$19,263,087	$41,138,404	$37,099,801
Federal funds sold and securities
purchased under agreements to resell	807,068	1,279,734	2,067,709	1,955,269
Securities held to maturity:
Taxable	10,614	99,645	80,541	225,313
Securities available for sale:
Taxable	6,019,071	6,366,118	11,867,008	11,602,030
Tax-exempt	130,977	138,909	263,152	291,942
Dividends	29,750	19,125	59,500	38,250
Dividends on Federal Home Loan Bank
and other restricted stock	70,042	31,683	96,654	68,264
Total interest income	27,864,270	27,198,301	55,572,968	51,280,869

INTEREST EXPENSE:
Deposits	10,448,516	10,429,844	22,775,299	18,694,684
Temporary borrowings	1,683,319	65,907	1,789,810	448,492
Subordinated notes	228,894	55,982	460,079	55,982
Junior subordinated debentures	459,382	442,000	914,373	857,220
Total interest expense	12,820,111	10,993,733	25,939,561	20,056,378

Net interest income	15,044,159	16,204,568	29,633,407	31,224,491
PROVISION FOR LOAN AND LEASE LOSSES	627,000	814,998	2,201,000	1,406,664
Net interest income after provision
for loan and lease losses	14,417,159	15,389,570	27,432,407	29,817,827

NON-INTEREST INCOME:
Service charges on deposit accounts	548,284	628,055	1,138,605	1,254,475
Net security losses	(15,048)	(24,298)	(34,449)	(59,293)
Income from bank owned life insurance	281,869	250,510	560,005	482,625
Other operating income	615,645	578,235	1,123,073	1,230,762
Total non-interest income	1,430,750	1,432,502	2,787,234	2,908,569
Income before operating expenses	15,847,909	16,822,072	30,219,641	32,726,396

OPERATING EXPENSES:
Salaries and other employee benefits	10,081,193	7,040,637	17,587,332	13,189,968
Occupancy	1,324,027	1,219,423	2,641,519	2,460,749
Equipment	339,877	299,741	652,955	607,128
Legal	333,361	1,668,942	480,791	3,858,091
Marketing and advertising	469,146	357,321	917,897	694,586
Credit and collection	293,580	223,327	504,960	373,546
Audit and assessment	285,455	282,049	576,842	558,513
Other operating expenses	1,439,529	1,384,720	3,018,670	2,607,591
Total operating expenses	14,566,168	12,476,160	26,380,966	24,350,172

INCOME BEFORE INCOME TAXES	1,281,741	4,345,912	3,838,675	8,376,224
PROVISION FOR INCOME TAXES	351,928	1,382,780	1,162,162	2,646,745

NET INCOME	$929,813	$2,963,132	$2,676,513	$5,729,479

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2007 and 2006 (unaudited)

	2007	2006
ASSETS:
Cash and due from banks	$47,769,109	$42,657,403
Federal funds sold	-	12,000,000
Securities purchased under agreements to resell	5,000,000	-
Total cash and cash equivalents	52,769,109	54,657,403
Securities held to maturity (estimated fair value -
$7,308,746 in 2006)	-	7,359,236
Securities available for sale - at estimated fair value	517,168,268	519,918,187
Total securities	517,168,268	527,277,423
Federal Home Loan Bank and other restricted stock	7,153,643	1,708,343
Loans and leases (net of allowance for loan and lease losses
of $16,436,057 in 2007 and $16,403,016 in 2006)	975,955,915	927,919,659
Bank premises and equipment - net	5,585,623	6,325,443
Bank owned life insurance	28,451,022	27,362,561
Net deferred income taxes	26,286,443	40,123,139
Receivable - securities sales	8,019,280	21,648,230
Other assets	27,954,318	24,567,464
TOTAL ASSETS	$1,649,343,621	$1,631,589,665

LIABILITIES:
Deposits:
Demand	$322,646,649	$322,944,923
Savings	613,914,390	658,094,508
Time	405,253,673	446,690,808
Total deposits	1,341,814,712	1,427,730,239
Federal funds purchased	22,500,000	-
Other borrowings	119,045,777	10,081,021
Subordinated notes	10,000,000	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Payable - securities purchases	8,024,754	16,621,811
Accrued legal expenses	912,503	76,929,543
Other accrued expenses and liabilities	18,772,147	9,809,968
Total Liabilities	1,541,689,893	1,571,792,582

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 14,855,628 shares in 2007
and 12,137,650 shares in 2006; outstanding 13,867,976
shares in 2007 and 11,149,998 shares in 2006	74,278,140	60,688,250
Surplus	85,115,203	57,609,773
Retained deficit	(31,532,267)	(34,541,825)
Treasury stock (987,652 shares in 2007 and 2006)	(16,646,426)	(16,646,426)
Accumulated other comprehensive loss
(net of taxes of ($2,344,939) in 2007 and ($4,024,665) in 2006)	(3,560,922)	(7,312,689)
Total Stockholders' Equity	107,653,728	59,797,083
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,649,343,621	$1,631,589,665

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three and Six Months Ended June 30, 2007 and 2006 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Six Months
	2007	2006	2007	2006
SELECTED AVERAGE BALANCES (1):
Total assets	$1,699,492	$1,686,199	$1,716,226	$1,651,752
Loans and leases - net of unearned income	$1,001,232	$923,656	$997,989	$913,353
Investment securities	$515,824	$536,007	$518,647	$538,018
Deposits	$1,421,649	$1,514,027	$1,485,449	$1,472,088
Stockholders' equity	$107,684	$58,380	$107,024	$58,512

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.22%	0.70%	0.31%	0.70%
Return on average stockholders' equity	3.46%	20.36%	5.04%	19.75%
Net interest margin (FTE)	3.82%	4.17%	3.75%	4.12%
Operating efficiency ratio	87.13%	69.80%	80.15%	70.33%

CAPITAL RATIOS:
Tier I leverage ratio	7.06%	4.24%	7.06%	4.24%
Tier I risk-based capital ratio	10.20%	6.18%	10.20%	6.18%
Total risk-based capital ratio	12.30%	8.29%	12.30%	8.29%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases	$8,565	$3,428	$8,565	$3,428
Other real estate owned	-	-	-	-
Total non-performing assets	$8,565	$3,428	$8,565	$3,428
Non-accrual loans and leases/total loans
and leases	0.86%	0.36%	0.86%	0.36%
Allowance for loan and lease losses/non-
accrual loans and leases	191.90%	478.50%	191.90%	478.50%
Allowance for loan and lease losses/total
loans and leases	1.66%	1.74%	1.66%	1.74%
Net charge-offs	$229	$595	$2,177	$721
Net charge-offs (annualized)/average
loans and leases	0.09%	0.26%	0.44%	0.16%

COMMON SHARE DATA:
Average common shares outstanding (2)	13,693,084	11,126,883	13,620,968	11,104,768
Period-end common shares outstanding	13,867,976	11,149,998	13,867,976	11,149,998
Basic earnings per common share	$0.07	$0.27	$0.20	$0.52
Diluted earnings per common share	$0.06	$0.27	$0.19	$0.51
Book value per share	$7.76	$5.36	$7.76	$5.36
Cash dividends per share	-	$0.15	$0.15	$0.15

(1) Weighted daily average balance for period noted.
(2) Amount used for earnings per common share computation.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Six Months Ended June 30, 2007 and 2006 (unaudited)
(dollars in thousands)

	2007			2006
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$518,647	$12,342	4.80%	$538,018	$12,248	4.59%
Federal Home Loan Bank and other restricted stock	4,420	97	4.43	2,289	68	5.99
Federal funds sold	12,372	318	5.18	14,114	340	4.86
Securities purchased under agreements to
resell	66,519	1,750	5.31	69,782	1,615	4.67
Interest-bearing deposits	1,485	36	4.89	984	23	4.71
Loans and leases (3)	997,989	41,199	8.32	913,353	37,170	8.21
Total interest-earning assets	1,601,432	$55,742	7.02%	1,538,540	$51,464	6.75%
Non-interest-earning assets	114,794			113,212
Total Assets	$1,716,226			$1,651,752

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$631,657	$9,601	3.07%	$684,475	$8,750	2.58%
Time deposits	535,127	13,174	4.96	460,630	9,945	4.35
Total savings and time deposits	1,166,784	22,775	3.94	1,145,105	18,695	3.29
Federal funds purchased	5,801	159	5.53	3,920	92	4.73
Other borrowed funds	59,359	1,632	5.54	14,691	356	4.89
Subordinated notes	10,000	460	9.28	1,271	56	8.88
Junior subordinated debentures	20,620	914	8.94	20,620	857	8.38
Total interest-bearing liabilities	1,262,564	$25,940	4.14%	1,185,607	$20,056	3.41%
Demand deposits	318,665			326,983
Other liabilities	27,973			80,650
Total Liabilities	1,609,202			1,593,240
Stockholders' Equity	107,024			58,512
Total Liabilities and Stockholders' Equity	$1,716,226			$1,651,752
Net interest income/margin (FTE)		$29,802	3.75%		$31,408	4.12%
Less tax-equivalent basis adjustment		(169)			(184)
Net interest income		$29,633			$31,224

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $108 and $113 in 2007 and 2006, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $61 and $71 in 2007 and 2006, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended June 30, 2007 and 2006 (unaudited)
(dollars in thousands)

	2007			2006
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$515,824	$6,224	4.84%	536,007	$6,662	4.99%
Federal Home Loan Bank and other restricted stock	6,839	70	4.11	1,720	32	7.46
Federal funds sold	142	2	4.94	27,645	335	4.86
Securities purchased under agreements to
resell	60,901	805	5.30	76,165	944	4.97
Interest-bearing deposits	1,538	19	4.96	936	11	4.71
Loans and leases (3)	1,001,232	20,827	8.34	923,656	19,298	8.38
Total interest-earning assets	1,586,476	$27,947	7.07%	1,566,129	$27,282	6.99%
Non-interest-earning assets	113,016			120,070
Total Assets	$1,699,492			$1,686,199

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$638,714	$4,848	3.04%	$675,696	$4,596	2.73%
Time deposits	460,628	5,600	4.88	509,443	5,834	4.59
Total savings and time deposits	1,099,342	10,448	3.81	1,185,139	10,430	3.53
Federal funds purchased	10,176	140	5.52	676	9	5.34
Other borrowed funds	112,164	1,544	5.52	3,156	57	7.24
Subordinated notes	10,000	229	9.19	2,527	56	8.89
Junior subordinated debentures	20,620	459	8.93	20,620	442	8.60
Total interest-bearing liabilities	1,252,302	$12,820	4.11%	1,212,118	$10,994	3.64%
Demand deposits	322,307			328,888
Other liabilities	17,199			86,813
Total Liabilities	1,591,808			1,627,819
Stockholders' Equity	107,684			58,380
Total Liabilities and Stockholders' Equity	$1,699,492			$1,686,199
Net interest income/margin (FTE)		$15,127	3.82%		$16,288	4.17%
Less tax-equivalent basis adjustment		(83)			(83)
Net interest income		$15,044			$16,205

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $53 and $49 in 2007 and 2006, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $30 and $34 in 2007 and 2006, respectively.